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                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
GTS Duratek, Inc.:

    We consent to incorporation by reference in the Registration Statements on Form S-8 (No. 33-5878) and Form S-2 (No. 33-71208) of GTS Duratek, Inc. our report dated March 1, 1996, relating to the consolidated balance sheets of GTS Duratek, Inc. and subsidiaries as of December 31, 1994 and 1995 and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-K of GTS Duratek, Inc.

                                          KPMG Peat Marwick LLP

Baltimore, Maryland
March 18, 1996